EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements (Nos. 333-86789 and 333-71965) on Forms S-3 and in the Registration Statements (Nos. 333-79485, 333-57924, 033-36282-99, 333-41349-99, 333-57922, 333-134260 and 333-134259) on Forms S-8 of Cablevision Systems Corporation of our report dated July 11, 2008 relating to the financial statements of Newsday Media Group, which appears in the Current Report on combined Form 8-K of Cablevision Systems Corporation and CSC Holdings, Inc. dated October 10, 2008.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Chicago, IL

October 10, 2008